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                                                                    EXHIBIT 23.8


                        CONSENT OF BAKER & BOTTS, L.L.P.

     We hereby consent to the reference to our firm under the caption "Increase in Shares Available for Grant Under 1989 Stock Option Plan -- Description of the 1989 Plan -- Tax Matters" in Amendment No. 1 to the Registration Statement on Form S-4 of Southdown, Inc. (File No. 333-49161) to be filed with the Securities and Exchange Commission. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Dated: May 8, 1998

                                          BAKER & BOTTS, L.L.P.

                                          By /s/  JOSEPH A. CIALONE, II

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